EXHIBIT 23.2

                    CONSENT OF BROWN ARMSTRONG PAULDEN McCOWN
              STARBUCK THORNBURGH & KEETER ACCOUNTANCY CORPORATION,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pacific Energy Resources Ltd.

We have issued our report dated January 4, 2008 accompanying the consolidated financial statements of Carneros Energy, Inc. and subsidiary as of June 29, 2006 and December 31, 2005 and for the period January 1, 2006 through June 29, 2006 and the year ended December 31, 2005 included in foregoing Registration Statement on Form S-1 of Pacific Energy Resources Ltd. and hereby consent to the use of said report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Independent Auditors."

/S/  BROWN ARMSTRONG PAULDEN
     McCOWN STARBUCK THORNBURGH
     & KEETER A.C.

Bakersfield, California
February 5, 2008